EXHIBIT 99.2

ELECTION FORM

The undersigned shareholder of On-Site Media, Inc. (“On-Site”) hereby makes the following election with respect to merger consideration being delivered pursuant to the Agreement and Plan of Merger, dated November 24, 2003, by and among Cotelligent, Inc. (“Cotelligent”), Watchit Media, Inc. (as assignee of Recency Media, Inc.,) On-Site and Certain Stockholders of On-Site (the “Merger Agreement”):

Type	of Election (Please check one box ONLY)

☐ EQUITY ELECTION

☐ CASH/EQUITY ELECTION

FOR A DETAILED DESCRIPTION OF THE RESPECTIVE ELECTIONS, PLEASE REVIEW (i) THE PROXY STATEMENT/PROSPECTUS DATED                     , 2004, RELATING TO THE MERGER (THE “PROXY STATEMENT/PROSPECTUS”), (ii) THE MERGER AGREEMENT INCLUDED AS EXHIBIT A TO THE PROXY STATEMENT/PROSPECTUS, AND (iii) THE ACCOMPANYING INSTRUCTIONS. THE ELECTION IS EXPRESSLY SUBJECT TO THE TERMS OF THE PROXY STATEMENT/PROSPECTUS, MERGER AGREEMENT AND THE ACCOMPANYING INSTRUCTIONS.

Signature(s)

Dated , 2004

Please sign exactly as your name(s) appear(s) on Election Form. If held by more than one owner, each owner must sign. Trustees, administrators, etc. should include full title. A corporation should provide its full name and the title of the authorized officer signing this Proxy.

INSTRUCTIONS

A. SPECIAL CONDITIONS.

1. Time in Which to Elect.    To be effective, an Election (as hereinafter defined) on this form or a facsimile hereof must be properly completed, signed and submitted to the Chief Executive Officer and President of On-Site, at 5275 S. Arville Street, Suite 104, Las Vegas, Nevada 89118, no later than 5:00 P.M., Las Vegas time, on             , 2004 (“Election Deadline”). Holders of On-Site common stock (“Holders”) whose Election Forms are not so received will not be entitled to specify their preference and will receive the Equity Election (as hereinafter defined).

2. Change or Revocation of Election.    An On-Site shareholder who has made an election may at any time prior to the Election Deadline change such election by submitting to the Chief Executive Officer and President of On-Site a later-dated revised Election Form, properly completed and signed.

3. Nullification of Election.    All Election Forms will be void and of no effect if the merger is not consummated, and certificates submitted therewith shall be promptly returned to the persons submitting the same.

4. Proxy Statement/Prospectus and Merger Agreement.    All elections are subject to the terms, conditions and limitations set forth in (i) the proxy statement/prospectus dated                     , 2004, relating to the merger (the “Proxy Statement/Prospectus”), receipt of which is acknowledged by the undersigned, (ii) the Merger Agreement included as Appendix A to the Proxy Statement/Prospectus, and (iii) the accompanying Instructions. The undersigned understands that neither certificates nor scrip representing fractional shares of Cotelligent common stock will be issued in connection with the merger, but in lieu thereof each Holder, who otherwise would have been entitled to a fraction of a share of Cotelligent common stock will be paid cash equal to the fractional portion of the closing price per share of Cotelligent common stock quoted on the OTC bulletin Board on the business day immediately preceding to the effective time of the merger (the “Effective Time”), rounded to the nearest whole cent.

B. TYPES OF ELECTIONS

Subject to the provisions of Section 1.6 of the Merger Agreement, each Holder may make one of the following elections regarding the type of merger consideration such Holder wishes to receive in exchange for such Holder’s On-Site common stock at the Effective Time: (1) an “equity election” of equity units of Cotelligent, Inc. at the exchange ratio of 0.3107402973 equity units for each share of On-Site common stock, which is compromised of 0.6214805946 shares of Cotelligent common stock, and 0.3107402973 warrant shares, which warrants will expire on the second anniversary of the Effective Time; (2) a “cash/equity election” for (i) cash equal to $604,000 divided by the total number of shares of On-Site common stock making the cash/equity election, (ii) the right to receive cash up to $46,000 divided by the total number of shares of On-Site common stock making the cash/equity election, but subject to offset based on the settlement of a claim relating to Aladdin Gaming, LLC, and (iii) the remaining equity units divided by the total number of shares of On-Site common stock making the cash/equity election.

By properly completing the box marked “Type of Election,” each Holder may indicate (an “Election”) the form of consideration that such Holder desires to receive for all shares of On-Site common stock owned by such Holder.

See Instructions D(3) and D(4) for information concerning the right to make multiple Elections.

C. ELECTION AND EXCHANGE PROCEDURES

A description of the merger consideration, Election and exchange procedures is set forth in the Proxy Statement/Prospectus under “The Merger Agreement – Merger Consideration,” and “The Merger – Election and Election Procedures”. A full statement of the merger consideration, Election and exchange procedures is contained in Article I of the Merger Agreement. All Elections are subject to compliance with the Election procedures set forth in the Merger Agreement. IN CONNECTION WITH MAKING ANY ELECTION, EACH ON-SITE SHAREHOLDER SHOULD READ CAREFULLY, AMONG OTHER MATTERS, THE AFORESAID DESCRIPTION AND STATEMENT AND THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS.

D. GENERAL

1. Execution and Delivery.    This Election Form must be properly completed, signed and submitted to the Chief Executive Officer and President of On-Site on or before the Election Deadline.

2. Signatures.    The signature (or signatures, in the case of shares owned by two or more joint Holders) on the Election Form should correspond exactly with the name(s) as written on the face of the the respective certificate(s).

3. Multiple Elections Not Allowed.    A Holder may make only a single Election for all of such Holder’s shares of On-Site common stock. Different Elections may not be made for different portions of such Holder’s shares.

4. Multiple Election Forms.    Holders of record of shares of On-Site common stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of On-Site common stock held by each such Representative for a particular beneficial owner.

5. Miscellaneous. All questions with respect to this Election Form and the Elections (including, without limitations, questions relating to the timeliness or effectiveness of any Election) will be determined by Cotelligent, which determinations shall be conclusive and binding.

Additional copies of this Election Form may be obtained from the Chief Executive Officer and President of On-Site (whose telephone number is (702) 260-1000).